Exhibit 4.28

THIRD AMENDMENT TO RIGHTS AGREEMENT

Third Amendment, dated as of November 9, 2004 (this “Amendment”), to Rights Agreement, dated as of December 31, 1997 (the “Rights Agreement”), between Midas, Inc., a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A., a national banking association (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company, at a meeting held on November 9, 2004 and based in part on the recommendation of the Company’s financial advisors, has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement to increase the thresholds set forth in Sections 1(a) and 3(a) from 15.0% to 20.0%;

WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person; and

WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent are willing to amend the Rights Agreement as hereinafter set forth, and the Company and the Rights Agent have each executed and delivered this Amendment.

NOW, THEREFORE, in consideration of the Rights Agreement and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows:

“(a) Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20.0% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20.0% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20.0% or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an

“Acquiring Person” (as defined pursuant to the foregoing provisions of this paragraph (a)) has become such inadvertently, and such Person divests as promptly as practicable (as determined in the good faith by the Board of Directors) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

2. Section 3(a) of the Rights Agreement is hereby amended by replacing the reference to the percentage “15%” contained therein with a reference to the percentage “20.0%”.

3. The first sentence of the first paragraph appearing on page B-2 of the form of Rights Certificates attached as Exhibit B to the Rights Agreement is hereby amended by replacing the phrase “Rights Agreement, dated as of December 31, 1997” contained therein with the phrase “Rights Agreement, dated as of December 31, 1997, as amended by the First Amendment dated as of May 12, 1999, the Second Amendment dated as of November 11, 2003, and the Third Amendment dated as of November 9, 2004”.

4. The last sentence of the first paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended and restated to read as follows:

“The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 31, 1997, as amended by the First Amendment dated as of May 12, 1999, the Second Amendment dated as of November 11, 2003, and the Third Amendment dated as of November 9, 2004 (collectively, the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as Rights Agent.”

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

8. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		MIDAS, INC.

By:	/s/ ALVIN K. MARR	By:	/s/ ALAN D. FELDMAN
	Alvin K. Marr General Counsel	Name:	Alan D. Feldman President and Chief Executive Officer

Attest:		EQUISERVE

By:	/s/ FREDERICK J. MEYERS	By:	/s/ THOMAS T. TIGHE